Exhibit 99.1

       For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group Nominates Robert C. Greving and Frederick J. Sievert to its Board of Directors

Carmel, Ind. April 5, 2011 – CNO Financial Group, Inc. (NYSE: CNO) today announced that its board has nominated Robert C. Greving and Frederick J. Sievert to stand for election as directors at CNO Financial’s annual meeting of shareholders on May 12.

Mr. Greving, 59, is the retired executive vice president, chief financial officer and chief actuary for Unum Group, having held those positions from 2005 to 2009.  Mr. Greving also served as president of Unum International Ltd., Bermuda, and from 2003 to 2005, was executive vice president and chief financial officer of Unum Group.  He also held senior vice president, finance, and chief actuary positions with Unum and with The Provident Companies, Inc., which merged with Unum.  Mr. Greving previously held senior positions with PennCorp Dallas Operations, Southwestern Life Insurance Company, American Founders Life Insurance Company, Aegon USA and with Horace Mann Life Insurance Company.

Mr. Greving holds a Bachelor of Science degree in mathematics from Quincy University.  He has served on non-profit boards, including current terms with the Mountain Education Foundation and the Memorial Health Care System, Memorial Hospital.  He also is a Fellow of the Society of Actuaries.

Mr. Sievert, 63, is the retired president of New York Life Insurance Company, having served in that position from 2002 to 2007.  Mr. Sievert shared responsibility for overall company management in the Office of the Chairman from 2004 until his retirement in 2007.  He joined New York Life in 1992 as senior vice president and chief financial officer, was promoted to executive vice president in 1995 and elected to the firm’s board of directors in 1996.  Prior to joining New York Life, Mr. Sievert was a senior vice president for Royal Maccabees Life Insurance Company, a subsidiary of the Royal Insurance Group of London.

Mr. Sievert has a Master of Arts degree in mathematics from Wayne State University and a Bachelor of Arts degree in mathematics from Amherst College.  In May of this year, he will complete a Master’s of Religion degree from Yale Divinity School.  He currently serves as a director of The Reinsurance Group of America, Incorporated, and has served as chairman of The American College Board, of the Life Insurance Council of New York and of the Society of Actuaries, Actuarial Foundation, as well as a director of the Life Insurance Marketing and Research Association Board.  He is a Fellow of the Society of Actuaries.

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CNO Financial (2)
April 5, 2011

Neal C. Schneider, who the board previously announced is anticipated to be elected chairman, said, “We are extremely pleased that Bob and Fred will be joining CNO’s board.  They bring an outstanding breadth and depth of business and personal experiences, which, with their proven leadership qualities, will strengthen the board’s ability to guide CNO as a leading provider of insurance products for our market of middle-income working Americans and retirees.”

About CNO

CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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